EXHIBIT 2.0

Patrick J. Neligan, Jr.
State Bar No. 14866000
Mark E. Andrews
State Bar No. 01253520
NELIGAN, ANDREWS& FOLEY, LLP
1700 Pacific Avenue, Suite 2600
Dallas, Texas  75201
Telephone:        (214) 840-5300
Facsimile:        (214) 840-5301
COUNSEL FOR DEBTORS AND
DEBTORS-IN POSSESSION


                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:   HOSPITALITY COMPANIES, INC.,       ss.       CASE NO. 00-30768-BJH-11
                                            ss.
HCI ACQUISITION 1998-1, INC.,               ss.
d/b/a Restaurant Equipment and Supply Co.   ss.       CASE NO. 00-30769-SAF-11
d/b/a Spener Restaurant Design,             ss.
                                            ss.
HCI ACQUISITION 1998-2, INC. d/b/a          ss.       CASE NO. 00-30770-BJH-11
Precision Stainless Fabricators,            ss.
                                            ss.
NOR-TEX DISTRIBUTING, INC.,                 ss.       CASE NO. 00-30771-HCA-11
                                            ss.
SHACKELFORD, INCORPORATEDss.                          CASE NO. 00-30772-SAF-11
d/b/a Relco Refrigerated Co.,               ss.
                                            ss.
SHEPHERD FOOD EQUIPMENT, INC.,              ss.       CASE NO. 00-30773-RCM-11
d/b/a Global Shepherd Food Equipment,       ss.   Jointly Administered Under
                                            ss.   Case No. 00-30768-BJH-11
         Debtors.                           ss.   (Chapter 11)


              JOINT PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS
                              DATED AUGUST 21, 2000
                              ---------------------


                                                NELIGAN, ANDREWS & FOLEY, L.L.P.
                                                Patrick J. Neligan, Jr.
                                                State Bar No. 14866000
                                                Mark E. Andrews
                                                State Bar No. 01253520
                                                1700 Pacific Avenue, Suite 2600
                                                Dallas, Texas  75201
                                                COUNSEL FOR DEBTOR
                                                AND DEBTORS-IN-POSSESSION

         The Debtors, Hospitality Companies, Inc., jointly administered with HCI Acquisition 1998-1, Inc. d/b/a Restaurant Equipment & Supply Co., d/b/a Spener Restaurant Design, HCI Acquisition 1998-2, Inc. d/b/a Precision Stainless Fabricators, Nor-Tex Distributing, Inc., Shackelford, Inc. d/b/a Relco Refrigeration Co., and Shepherd Food Equipment, Inc. d/b/a Global Shepherd Food, all propose the following Joint Plan of Reorganization pursuant to subsection 1121(c) of the Bankruptcy Code.

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.01 Defined Terms In addition to such other terms as are defined in other sections of this Plan, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural, masculine and feminine forms of the terms defined).

                  (a)  "Administrative  Expense"  means any Claim  (other than a
         Subordinated Claim) arising after the Petition Date and prior to the Effective Date constituting a cost or expense of administration of the Chapter 11 Case allowed under subsections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of preserving the estate of the Debtor, any actual and necessary expenses of operating the business of the Debtor, all compensation or reimbursement of expenses to the extent allowed pursuant to sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930, chapter 123 of title 28 of the United States Code, and any Claim against the Debtor arising after the Petition Date and prior to the Effective Date.

                  (b)  "Administrative   Expense  Creditor"  means  any  Person,
         including a Professional, entitled to payment on account of an Administrative Expense.

                  (c) "Allowed," when used with respect to a Claim or Equity Interest, means a (i) Claim to the extent it is not Contested; or (ii) a Contested Claim, proof of which was filed timely with the Bankruptcy Court, and (A) as to which no objection was filed by the Objection Deadline, unless such Claim is the subject of a pending action in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; or (B) to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order. "Allowed," when used with respect to any Equity Interest, shall mean an Equity Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been or hereafter is listed by the Debtor on their Schedules as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or the Plan, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder. "Allowed," when used with respect to a Fee Claim shall mean a Fee Claim as to which a Final Order approving such Fee Claim has been entered.

                  (d) "Assets"  means all of the right,  title,  and interest in and to property of whatsoever type or nature, wherever located, owned by the Debtor as of the Petition Date, together with assets subsequently acquired by the Debtor, and including, but not limited to, property defined in section 541 of the Bankruptcy Code (each identified item of property being herein sometimes referred to as an Asset), the available insurance or insurance policies, or any cause of action pursued in the manner prescribed in section 11.01 of the Plan or otherwise, but specifically excluding the Debtors' corporate structures and any funds to be transferred to Reorganized Debtors per the Plan .

                  (e) "Avoidance Action" means a cause of action assertable by the Debtor or its successor including, without limitation, an action brought under sections 541, 542, 543, 544, 545, 547, 548, 549, 550, or
         553 of the Bankruptcy Code.

                  (f) "Ballot" means the form of ballot provided to holders of Claims or Equity Interests pursuant to Bankruptcy Rule 3017(d), by which each holder may accept or reject the Plan.

                  (g) "Bank of America Allowed Secured Claim" means the allowed secured claim as reflected in the proofs of claim filed by Bank of America, including all post-petition interest, costs and attorneys' fees.

                  (h) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified at title 11 of the United States Code, as applicable to the Chapter 11 Case.

                  (i) "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, or such other court having jurisdiction over all or any part of the Chapter 11 Case.

                  (j) "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, including applicable local rules of the Bankruptcy Court.

                  (k) "Bar Date" means June 7, 2000.

                  (l) "Business Day" means any day other than Saturday, Sunday, a legal holiday, or a day on which national banking institutions in New York, New York are authorized or obligated by law or executive order to close.

                  (m) "Cash" means legal tender of the United States of America.

                  (n) "Cash Collateral Order" means that certain Final Order Authorizing Debtors to Use Cash Collateral and Granting Adequate Protection Liens entered in the Chapter 11 Case.

                  (o) "Cash on Hand" means all Cash owned by the Debtor, wherever located. Cash on Hand shall include net recoveries from Avoidance Actions and any other litigation brought by or assigned to the Creditors Trustee or other Cash collected by the Creditors Trustee for the benefit of Creditors after the Effective Date.

                  (p) "Cash Reserve Fund" means the fund of Cash used by the Creditors Trustee to prosecute Avoidance Actions, other lawsuits, objections to Claims, and any other matters including, without limitation, the retention and payment of Professionals by the Creditors Trustee. The Cash Reserve Fund shall be in the amount of $25,000.

                  (q) "Chapter 11 Case" means the above captioned and numbered reorganization proceeding of the Debtors under Chapter 11 of the Bankruptcy Code.

                  (r) "Claim" means (i) a right to payment from the Debtor or from property of the Debtor's estate, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured (including potential and unmatured tort and contract claims), disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured (including potential and unmatured tort and contract claims), disputed, undisputed, secured or unsecured.

                  (s) "Claimant" means the holder of a Claim.

                  (t) "Class" means a category or group of holders of Claims or Equity Interests as designated in Article II of the Plan.

                  (u) "Collateral" means any Asset subject to a valid and enforceable Lien to secure payment of a Claim.

                  (v) "Confirmation Date" means the date of entry of the Confirmation Order.

                  (w) "Confirmation Hearing" means the hearing conducted by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3020(b) to consider confirmation of the Plan, as the same may be continued from time to time.

                  (x) "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan.

                  (y) "Consummation of the Plan" means when all of the requirements of the Plan are met as to each of the Target Debtors.
         Consummation of the Plan for each Target Debtor is defined to have occurred after substantial consummation, as that term is defined in section 1101(2) of the Bankruptcy Code, of the Plan and only upon the occurrence of the Consummation of the Plan Date as to such Target Debtor.

                  (z) "Consummation of the Plan Date" means the date on which a reverse merger or acquisition is completed for each Target Debtor. Such date shall not be later than 18 months from the Effective Date of the Plan for Hospitality Companies, Inc. Acquisition, no later than 21 months from the Effective Date of the Plan for HCI Acquisition 1998-1, Inc. Acquisition, no later than 24 months from the Effective Date of the Plan for HCI Acquisition 1998-2, Inc. Acquisitions, no later than 27 months from the Effective Date of the Plan for Acquisition, no later than 30 months from the Effective Date of the Plan for Shackelford, Incorporated Acquisition and no later than 33 months from the Effective Date of the Plan for Shepherd Food Equipment, Inc. Acquisition or the discharge set forth under section 1141 (d)(1) of the Bankruptcy Code shall not be granted as to such Target Debtor and the Plan Shares issued under the Plan as to such Target Debtor shall be deemed canceled and void. Upon the Consummation of the Plan being achieved as to each Target Debtor, any and all claims by Creditors regarding a default under the Plan can only be asserted against the Creditors Trust that is established by the Plan. The Consummation of the Plan Date may be extended, in the manner set forth in Article 7.06.12, if the Creditors' Trustee does not meet the requirements set forth in either Articles
         7.06.12 or 8.03 (b) within the time periods referenced in those Articles as to the Target Debtor involved.

                  (aa) "Contested," when used with respect to a Claim, means a Claim (a) that is listed in the Debtor's Schedules as disputed, contingent, or unliquidated; (b) that is listed in the Debtor's Schedules as undisputed, liquidated, and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (c) that is the subject of a pending action in a forum other than the Bankruptcy Court unless such Claim has been determined by Final Order in such other forum and Allowed by Final Order of the Bankruptcy Court; or (d) as to which an Objection has been or may be timely filed and has not been overruled by Final Order, provided that to the extent an Objection relates to the allowance of only a part of a Claim, such Claim shall be a Contested Claim only to the extent of the Objection.

                  (bb)   "Contested   Claims  Reserve"  means  the  reserve  for
         Contested Claims to be established pursuant to section 9.03(b) of the Plan.

                  (cc) "Creditor" means a creditor as defined in section 101(10) of the Bankruptcy Code.

                  (dd) "Creditors Trust" means the Trust established for the benefit of Creditors pursuant to the Plan.

                  (ee) "Creditors Trustee" means Stephen Melton on and after the Effective Date, or any successor appointed pursuant to the Plan.

                  (ff) "Debtors" cumulatively means Hospitality Companies, Inc., jointly administered with HCI Acquisition 1998-1, Inc. d/b/a Restaurant Equipment & Supply Co., d/b/a Spener Restaurant Design, HCI Acquisition 1998-2, Inc. d/b/a Precision Stainless Fabricators, Nor-Tex Distributing, Inc., Shackelford, Inc. d/b/a Relco Refrigeration Co., and Shepherd Food Equipment, Inc. d/b/a Global Shepherd Food.

                  (gg)  "Debtors  in  Possession"  means  the  Debtors  in their
         capacity  as   debtors-in-possession   under  section  1101(1)  of  the
         Bankruptcy Code.

                  (hh) "Deemed Collateral Value" means, with respect to any Collateral, a value equal to the amount, as of the Petition Date, of any Allowed Claim secured by such Collateral.

                  (ii) "Delaware Bylaws" means the respective bylaws of each of the Post Confirmation Debtors subsequent to the reincorporation mergers described in this Plan.

                  (jj) "Delaware Certificates" means the respective Certificates of Incorporation of each of the Post Confirmation Debtors subsequent to the reincorporation mergers described in this Plan.

                  (kk) "Disallowed," when used with respect to all or any part of a Claim or Equity Interest, means that portion of a Claim or Equity Interest to which an objection to allowance or a motion to disallow has been sustained by Final Order.

                  (ll) "Disclosure Statement" means the written statement, as amended, supplemented, or modified from time to time, describing the Plan that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code and Bankruptcy Rule 3018.

                  (mm) "Distributable Cash" means after payment of the Class 1 Claim in full, the aggregate amount of Cash on Hand less the Cash Reserve Fund.

                  (nn) "Effective Date" means the first Business Day after the Confirmation Order becomes a Final Order.

                  (oo) "Equity Interest" means any equity security , however denominated, in each of the Debtors.

                  (pp) "Fee Application" means an application for allowance and/or payment of a Fee Claim.

                  (qq) "Fee Claim" means a Claim by a Professional or any other party in interest under section 330 or 503 of the Bankruptcy Code for compensation of services rendered or reimbursement of expenses incurred from and after the Petition Date through the Effective Date in the Chapter 11 Case.

                  (rr) "Final Order" means an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which order or judgment the time to appeal or seek rehearing or petition for certiorari shall have expired or which order or judgment shall no longer be subject to appeal, rehearing, or certiorari proceeding and with respect to which no appeal, motion for rehearing, or certiorari proceeding or stay shall then be pending.

                  (ss) "General Unsecured Claim" means any Claim that is not an Administrative Expense, a Secured Claim, a Priority Claim, or a Subordinated Claim.

                  (tt) "Global" shall mean one of the Debtors, Shepherd Food Equipment, Inc. d/b/a Global Shepherd Food.

                  (uu) "Halter Financial Group, Inc." or "HFG" means the Texas corporation that will be responsible for locating a reverse merger or acquisition transaction for each Post Confirmation Debtor as described in this Plan. In exchange for its Administrative Expense Claim of $7,500 as to each Debtor, if HFG elects such treatment under the Plan, HFG will receive approximately 70% of the Plan Shares issued by each Target Debtor as described in this Plan. If HFG does not elect the treatment offered under the Plan, then it will be entitled to a combined Administrative and Unsecured Claim as described in the Motion for Authority to Incur Debt With Administrative Expense Priority. The funds lent by HFG shall be expressly used to pay franchise taxes that have arisen prior to the Confirmation Date in the state of incorporation of each such Target Debtor and states where such Target Debtor is deemed to do business, if funds of the estate do not otherwise cover their payment.

                  (vv) "Hospitality" shall mean one of the Debtors, Hospitality Companies, Inc.

                  (ww) "Initial Distribution Date" means, with respect to a Claim, the later of (i) the first Business Day that is at least thirty
         (30) days after the Effective Date, or (ii) the date as soon as practicable, but within thirty (30) days, after the date on which a Contested Claim becomes an Allowed Claim.

                  (xx) "Lien" means any mortgage, lien, charge, security interest, encumbrance, or other security device of any kind affecting any asset or property of the Debtor contemplated by section 101(37) of the Bankruptcy Code.

                  (yy)  "Nor-Tex"  shall  mean  one  of  the  Debtors,   Nor-Tex
         Distributing, Inc.

                  (zz) "Objection" means an objection to the allowance of a Claim or Equity Interest filed by any party entitled to do so by the deadline fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.

                  (aaa) "Objection Deadline" means the date by which Objections to Claims must be filed, to be fixed in the manner prescribed under section 9.01 of the Plan.

                  (bbb) "Other Priority Claim" means any Priority Claim other than a Priority Tax Claim.

                  (ccc) "Person" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof or other entity.

                  (ddd) "Petition Date" means February 1, 2000.

                  (eee) "Plan" means this chapter 11 plan of reorganization, as it may be altered, amended, or modified from time to time.

                  (fff) "Creditors Trustee" means Stephen T. Melton.

                  (ggg) "Plan Shares" means any shares of common stock of each of the Post Confirmation Debtors issued to the holders of Class 2 Allowed General Unsecured Claims and to HFG pursuant to section 1145 of the Bankruptcy Code.

                  (hhh) "Post Confirmation Debtor" means each of the Target Debtors subsequent to the Confirmation Date. As soon as practicable after the Confirmation Date, each Target Debtor will be reincorporated in the State of Delaware by means of a merger with and into a Delaware corporation formed for the purpose of effecting such reincorporation merger. The term "Post Confirmation Debtor" also refers to the surviving Delaware corporations subsequent to the completion of the reincorporation mergers. Each Post Confirmation Debtor is a successor of that Debtor under sections 1123 and 1145 of the Bankruptcy Code.

                  (iii)  "Precision"   shall  mean  one  of  the  Debtors,   HCI
         Acquisition 1998-2, Inc. d/b/a Precision Stainless Fabricators.

                  (jjj) "Priority Claim" means any Claim (other than an Administrative Expense or a Subordinated Claim) to the extent that such Claim is entitled to priority in right of payment pursuant to section 507(a) of the Bankruptcy Code.

                  (kkk) "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in subsection 507(a)(8) of the Bankruptcy Code.

                  (lll) "Professionals" means those Persons (a) retained by the Debtor or the Committee pursuant to an order of the Bankruptcy Court in accordance with sections 327 and 1103 of the Bankruptcy Code or (b) who seek compensation or reimbursement pursuant to sections 503(b)(3), 503(b)(4), 503(b)(5), or 506(b) of the Bankruptcy Code.

                  (mmm) "Pro Rata Share" means, with respect to a specific Allowed Claim or Equity Interest, the proportion that the amount of such Claim or Equity Interest bears to the aggregate amount of all Claims or Equity Interests in the Class to which such Claim or Equity Interest belongs, including Contested Claims and Contested Equity
         Interests, but not including Disallowed Claims or Disallowed Equity Interests.

                  (nnn) "Relco" shall mean one of the Debtors, Shackelford, Inc. d/b/a Relco Refrigeration Co.

                  (ooo) "Schedules" means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules or statements have been or may be subsequently amended or supplemented.

                  (ppp) "Secured Claim" means (a) any Claim (other than a Subordinated Claim) secured by a Lien on an Asset, which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable nonbankruptcy law, but only to the extent of the value of such Asset; or (b) any Claim (other than a Subordinated Claim) for pre-petition ad valorem taxes.

                  (qqq) "Secured Creditor" shall mean the holder of a Secured Claim.

                  (rrr) "Spener" shall mean one of the Debtors, HCI Acquisition 1998-1, Inc. d/b/a Restaurant Equipment & Supply Co., d/b/a Spener Restaurant Design.

                  (sss) "Subordinated Claim" means (a) any Claim for penalties or punitive damages or (b) any Claim that has been subordinated pursuant to section 510 of the Bankruptcy Code.

                  (ttt) "Substantial Consummation" means the requirements set forth in section 1101(2) of the Bankruptcy Code.

                  (uuu) "Target Debtors" means collectively Global, Hospitality, Nor-tex, Precision, Relco and Spener.

                  (vvv) "Unclaimed Property" means, as set forth in section 8.04 of the Plan, any property of the Debtor that is distributable to holders of Allowed Claims, but that is unclaimed for a period of one
         (1) year after the applicable Initial Distribution Date.

                  (www) "Valuation Motion" means a motion filed by the Debtor or a Secured Creditor seeking to obtain a determination by the Bankruptcy Court of the value of Collateral.

         1.02 Exhibits. All exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

         1.03 Interpretation. Unless otherwise specified, all section, article and exhibit references in this Plan are to the respective section in, article of, or exhibit to, the Plan as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience and reference only and shall not limit or otherwise affect the provisions hereof.

         1.04 Other Terms. The words "herein," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

                                   ARTICLE II

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         2.01 The following is a designation of the Classes of Claims and Equity Interests treated pursuant to this Plan. Administrative Expenses and Priority Tax Claims have not been classified and are excluded from the following classes in accordance with section 1123(a)(1) of the Bankruptcy Code. The reason these types of claims are excluded is because, by law, unless otherwise agreed, these claims must be paid in full on confirmation. A Claim or Equity Interest is included in a particular Class only to the extent that (i) the Claim or Equity Interest meets the description of that Class, and (ii) the Claim or Equity Interest is an Allowed Claim or Equity Interest.

         2.02 Claims and Equity Interests.

              Class 1 - Bank of America

              Class 2  - General Unsecured Claims

              Class 3  - Equity Interests

                                   ARTICLE III

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS

         3.01 Unimpaired Classes of Claims and Equity Interests No Class of Claims or Equity Interests is unimpaired under the Plan.

         3.02 Impaired Classes of Claims and Equity Interests. All Classes of Claims and Equity Interests are impaired under the Plan.

         3.03 Impairment Controversies. If a controversy arises as to whether any Class of Claims or Equity Interests is impaired under the Plan, the Bankruptcy Court shall determine such controversy after notice and a hearing.

                                   ARTICLE IV

                      TREATMENT OF ADMINISTRATIVE EXPENSES
                             AND PRIORITY TAX CLAIMS

         4.01 Administrative Expenses All Administrative Expenses shall be treated as follows:

                  (a) Administrative Expense Bar Date The holder of any Administrative Expense other than (i) a Fee Claim, (ii) a liability incurred and paid in the ordinary course of business by the Debtor, or
         (iii) an Allowed Administrative Expense, including any obligation by the Debtors to HFG, must file with the Bankruptcy Court and serve on the Debtor and its counsel, notice of such Administrative Expense within thirty (30) days after the Effective Date. At a minimum, such notice must identify (i) the name of the holder of such Administrative Expense, (iii) the amount of such Administrative Expense, and (iv) the basis of such Administrative Expense. Failure to file and serve this notice timely and properly shall result in the Administrative Expense being forever barred and discharged.

                  (b) Filing Fee Claims. Each Person asserting a Fee Claim shall file with the Bankruptcy Court, and serve on the United States Trustee and the Debtor's counsel, a Fee Application within sixty (60) days after the Effective Date. Failure to file a Fee Application timely shall result in the Fee Claim being forever barred and discharged.

                  (c) Allowance of Administrative Expenses. An Administrative Expense with respect to which notice has been properly filed pursuant to section 4.01(a) of the Plan shall become an Allowed Administrative Expense if no objection is filed within thirty (30) days after the filing and service of notice of such Administrative Expense. If an objection is timely filed, the Administrative Expense shall become an Allowed Administrative Expense only to the extent Allowed by Final Order. An Administrative Expense that is a Fee Claim, and with respect to which a Fee Application has been timely filed pursuant to section 4.01(b) of the Plan, shall become an Allowed Administrative Expense only to the extent Allowed by Final Order.

                  (d) Payment of Allowed Administrative Expenses Each holder of an Allowed Administrative Expense shall receive, on account of such Claim, (i) the amount of such Allowed Administrative Expense in one Cash payment on or as soon as practicable after the Initial Distribution Date; or (ii) such other treatment to which the holder of such Administrative Expense and the Debtor may agree in writing.

                  (e) Payment of HFG's Allowed Administrative Expense The Allowed Administrative Expenses of HFG will be paid in accordance with the promissory notes executed by each of the Debtors as per sub part
         (d)(ii) or HFG may receive 70% of the Plan Shares issued by each of the Debtors in full satisfaction of its Administrative Expense, if HFG files an election to receive such treatment. HFG shall make such election on or before the date which is thirty days prior to the hearing on confirmation of the Plan.

         4.02 Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive, on account of such Claim, (a) the amount of such Allowed Priority Tax Claim in one Cash payment on or as soon as practicable after the Initial Distribution Date; or (b) such other treatment to which the holder of such Allowed Priority Tax Claim and the Debtor may agree in writing.

                                    ARTICLE V

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         5.01 Class 1 - Bank of America Secured Claim.

                  (a) Impairment and Voting Class 1 is impaired by the Plan. The holder of the Bank of America Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The Creditors Trustee shall make a payment to the holder of the Allowed Bank of America Secured Claim beginning on the Effective Date and on each quarter thereafter and concluding the earlier of: when Bank of America has been paid in full or when the Creditors Trustee certifies to Bank of America that no receivables remain to be distributed and no assets remain to be sold. Such decision shall in any event be subject to review by the Bankruptcy Court. The Allowed Bank of America Secured Claim shall be paid interest after the Effective Date as provided in the Bank of America loan documents. Bank of America shall receive payment each quarter equal to all Cash on Hand, less the anticipated expense of operating the Creditors Trust which shall be budgeted on a quarterly basis, with budget to be served on counsel for Bank of America and a designated officer of Bank of America by the 15th day of the month immediately preceding the quarter in which each payment is due. Unless Bank of America objects to the budget within fifteen (15) days of receipt, the budget for that quarter shall be deemed approved. If the budget is not approved, Creditors Trust shall cease use of cash until agreement is reached or entry of a final court order authorizing use of cash applying the standard applicable under Section 363 of the Bankruptcy Code. The Creditors Trustee shall submit a budget to Bank of America on a quarterly basis which sets forth; (a) past expenses for operations under the Plan on a monthly basis beginning on the Effective Date; (b) anticipated future expenses of operating under the Plan for the next four (4) quarters and any other matter Bank of America may require in its reasonable discretion. The obligations of the Creditors Trust to Bank of America shall be secured by all liens, security interest or rights afforded to Bank of America pursuant to the Cash Collateral Order, which liens, security interests and rights shall be approved by the Creditors Trust. The Creditors Trust will take no action that impairs or adversely affects Bank of America's legal, equitable or contractual rights described in this 5.01(b) and in the proceeding sentence. At the expiration of the earlier of payment in full of the Bank of America and entry of a Final Court Order directing termination of the Creditor Trust all Cash on Hand shall be disbursed by the Creditors' Trustee in accord with Section 5.03 below.

         5.02 Class 2 - General Unsecured Claims

                  (a) Impairment and Voting. Class 2 is impaired by the Plan. The holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment Each holder of an Allowed General Unsecured Claim shall be entitled to receive:

                           (i) its pro rata share of the distribution  available
                  from the Distributable Cash at the time specified in 5.01 above. The Distributable Cash shall be split into six (6) unequal parts based on a calculation of total assets held by each Debtor in proportion to the other Debtor companies as determined by the Court at confirmation. The Unsecured Creditors Fund, after being split into six (6) accounts, shall be termed as follows: (A) the HCI Creditor Reserve; (B) the HCI 1998-1 Creditor Reserve; (C) the HCI 1998-2 Creditor Reserve; (D) the Nor-Tex Creditor Reserve; (E) the Shackelford Creditor Reserve; and (F) the Shepherd Creditor Reserve. Each creditor's share of the Creditor Reserve shall be calculated using the following criteria:

                  (1) Creditors having a claim in only ONE case shall receive their proportionate share of the distribution based on the ratio their claim bears to all claims in their particular reserve;

                  (2) Debtor will allocate the claims of all creditors having claims against more than one Debtor by filing a schedule with the Court to be approved at confirmation. The Debtor will make every effort to allocate claims in a proportionate way.

                           (ii) its pro rata  portion of the Plan Shares  issued
                  by each of the six (6) Post Confirmation Debtors. The pro rata portion for distribution of Plan Shares as to each Post Confirmation Debtor shall be determined by cumulating all non repetitive claims against the Debtors (whether claims are repetitive by means of the filing of multiple proofs of claims or by virtue of guarantees of indebtedness between Debtors) and treat them as if they were claims against one entity. Distributions will then be based on the ratio their claim bears to all Allowed Class 2 General Unsecured Claims.

         5.03 Class 3 - Equity Interests All Equity Interests shall be canceled on the Effective Date, and the holders of Equity Interests will not receive or retain under the Plan any property on account of such Equity Interests.

                                   ARTICLE VI

                         ACCEPTANCE OR REJECTION OF PLAN

         6.01 Classes Entitled to Vote Except as stated below, each impaired Class of Claims and Equity Interests shall be entitled to vote separately to accept or to reject the Plan. Any unimpaired Class of Claims or Equity Interests shall not be entitled to vote to accept or to reject the Plan. Under the Plan, however, all Classes of Claims and Equity Interests are impaired. Therefore, the holders of Claims in all Classes will be solicited to vote on the Plan.

         6.02 Class Acceptance Requirement A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan. A Class of Equity Interests shall have accepted the Plan if it is accepted by at least two-thirds (2/3) of the number of the Allowed Equity Interests in such Class that have actually voted on the Plan.

         6.03 Cramdown. This section shall constitute the Debtor's request, pursuant to section 1129(b)(1), that the Bankruptcy Court confirm the Plan notwithstanding the fact that the requirements of section 1129(a)(8) may not be met.

                                   ARTICLE VII

                                 CREDITORS TRUST

         7.01 Creation of Creditors Trust A trust is hereby created for the benefit of all parties holding pre-petition Claims and post-petition Administrative Expense Claims who are entitled to distributions under this Plan. Subject to establishing appropriate reserves, which shall not be less than
$25,000  which  shall  be  funded  on the  Effective  Date  into a bank  account established by the Creditors Trust, the Creditors Trustee shall make distributions for the purposes of the Plan and shall have the power and authority set forth in the Plan. A true and correct copy of the proposed form of Creditors Trust is attached hereto as Exhibit "B" and incorporated herein for all purposes as if set out verbatim.

         7.02 Vesting of Property in the Trust. On the Effective Date all "Property" of the Debtors and their estates shall, subject to such liens, security interest and/or other rights in favor of Bank of America as established, recognized or affirmed by and in the Cash Collateral Order, be automatically conveyed, assigned, transferred and granted to the Creditors Trustee and the Creditors Trust and shall vest in the Creditors Trustee and the Creditors Trust by operation of law. The term "Property" for the purposes of this Plan means:

                  (a) All property of the Debtors and the Debtors' estates as defined in 11 U.S.C.ss. 541 whether such property is now existing or hereafter arising and wherever located.

                  (b) All causes of action, rights, claims and demands against any third parties, Creditors, investors, individuals, insiders or other entities which the Debtors or the Debtors in Possession own or have an interest in or can assert in any fashion since their formation, or which could be asserted by any Creditor or Creditor representative or trustee under the Bankruptcy Code, whether pre-petition or post-petition, including, but not limited to, actions under ss.ss. 542 through 553 inclusive of the Bankruptcy Code and ss. 510 of the Bankruptcy Code to recover assets for any of the Debtors' estates and for the benefit of Creditors and to subordinate claims (collectively "Debtors Actions") and all proceeds of and recoveries on Debtors Actions. Debtors Actions expressly include all claims of the Debtors in adversary proceedings presently pending in the Bankruptcy Court for the Northern District of Texas Dallas Division.

                  (c) Any and all of the Debtors' money in the Debtors' bank accounts or held by others on behalf of the Debtors and any other monies or sums to which the Debtors or their estates may be entitled hereafter, except in the event that HFG elects to have its Administrative Expense Claim paid by receiving approximately 70% of the Plan Shares of each Post Confirmation Debtor, $2,500 will remain in each of the Post Confirmation Debtors for a total of $15,000.

                  (d) Any mortgages, deeds of trust, assignments of rents, interests or security agreements encumbering properties of third parties which liens, interests and encumbrances belong to or are entitled to be claimed by the Debtors or in which any of the Debtors have an interest.

                  (e) Any and all other assets of the Debtors including but not limited to real estate, machinery, equipment, inventory, accounts receivable, general intangibles, the proceeds of liquidation sales of such assets, federal or state tax refunds, insurance proceeds, recoveries from third parties, and all other assets and rights to payment of any kind, nature or description.

                  (f) Property expressly excludes each of the Post Confirmation Debtors' corporate entity and the Plan Shares issued by virtue of this Plan.

         7.03 Transition Requirements On the Effective Date, each of the Debtors shall execute and deliver all documents reasonably required by the Creditors Trust, including the endorsement of any instruments, all business records of each Debtor, and authorizations to permit the Creditors Trust to access all bank records, tax returns, and other files and records of the Debtor. All business records of each Debtor shall constitute the business records of the Creditors Trust pursuant to Federal Rule of Evidence 803(b) in any subsequent legal proceedings. The Creditors Trust, after the Effective Date, shall control all of each Debtor's applicable legal privileges, including control over the work product and attorney-client privilege, for matters arising from or relating to transactions occurring, in whole or in part, prior to the Effective Date.

         7.04 Liquidation of Assets and Retention of Professionals The Creditors Trustee shall promptly take such action as is necessary to liquidate to cash all Property and to collect on all Debtors Actions vested in them and the Creditors Trust by such means as they deem advisable. Notwithstanding any other provision in the Plan to the contrary, the Creditors Trustee shall specifically retain the right to apply, in the Debtors' names, for any tax refund to which the Debtors may be entitled. The Trustee is hereby authorized to retain professionals, including, without limitation, attorneys, auctioneers and appraisers for such purposes. Such professionals shall be entitled to reasonable compensation and shall submit a monthly statement of fees and expenses incurred to the Trustee and shall be required to seek Bankruptcy Court approval. The fees and expenses shall be submitted to the Bankruptcy Court for determination, and the undisputed portion shall be immediately paid. The Creditors Trustee shall pay post-confirmation quarterly fees owed to the Office of the United States Trustee as and when such fees become due.

         7.05 Authorization The Creditors Trustee shall generally have all of the powers of a Chapter 7 Trustee under the Bankruptcy Code and shall otherwise be a representative of each respective estate under 11 U.S.C. ss. 1123
(b)(3)(B), including, without limitation, the power and authority to perform the following acts:

                  (a) Perfect and secure his right, title and interest to the assets comprising the Property;

                  (b) Sell and convert the Property to cash and distribute the net proceeds as specified herein;

                  (c) Manage and protect the Property and distribute the net proceeds, as specified herein;

                  (d) As permitted by the Plan, release, convey, abandon or assign any right, title or interest in or about the Property;

                  (e) Subject to the budget setting and authorization process described in 5.01(b), pay and discharge any costs, expenses, fees or obligations deemed necessary to preserve the Property or any part thereof or to preserve this Creditors Trust;

                  (f) Subject to the budget setting and authorization process described in 5.01(b), purchase insurance to protect from liability the Creditors Trustee and the Committee;

                  (g) As permitted by this Plan, deposit Creditors Trust funds and draw checks and make distributions thereof;

                  (h) Employ and have such attorneys, accountants, engineers, agents, tax specialists, and other professionals and clerical and stenographic assistance as may be deemed necessary;

                  (i) Exercise any and all powers granted to the Creditors Trustee by any agreements or by common law or any statute which serves to increase the extent of the powers granted to the Creditors Trustee hereunder.

                  (j) Take any action required or permitted by this Plan, specifically including all required distributions under the Plan on the Initial Distribution Date or any other time frame called for in the Plan;

                  (k)      Settle,   compromise  or  adjust  by  arbitration  or
                           otherwise any disputes or controversies in favor of or against the Creditors Trust or the Property;

                  (l) As permitted by this Plan, waive or release rights of any kind;

                  (m)      Appoint,  remove and act through agents, managers and
                           employees   and  confer  upon  them  such  power  and
                           authority as may be necessary or advisable;

                  (n) In general, but subject to any restrictions contained in this Plan, without in any manner limiting any of the foregoing, deal with the Creditors Trust Property or any part or parts thereof in all other ways as would be lawful for any person owing the same to deal therewith, whether similar to or different from the ways above specified, at any time or times hereafter;

                  (o) Have instituted on behalf of the Creditors Trust and prosecute all suits and proceedings, including, without limitation, all Debtors Actions, claims or causes of actions which could be brought by a trustee or debtor- in-possession under the Bankruptcy Code, and prosecute or defend all actions against or appeals on behalf of the Debtors; and

                  (p)      Close the cases of the Debtors.

         7.06 Operations of the Creditors Trust.

         7.06.1 The Creditors Trustee shall have full and complete authority to manage, do and perform all acts, execute all documents and to make all payments and distributions of funds directed to be done, executed, performed, paid and disbursed by the provisions of this Plan.

         7.06.2 The Creditors Trustee shall have the power to invest funds of the Creditors Trust in demand and time deposits in any bank which is an authorized depository for bankruptcy funds in the Northern District of Texas or to make temporary investments such as short-term certificates of deposit in such banks or Treasury bills.

         7.06.3 In no case shall any party dealing with the Creditors Trustee in any manner whatsoever in relation to the Property or to any part or parts thereof, including but not limited to, any party to whom the Property or any part thereof shall be conveyed or contracted to be sold by the Creditors Trustee, be obligated to see to the application of any money or proceeds borrowed or advanced on said Properties or be obligated to see that the provisions of this Plan or the terms of this Creditors Trust have been complied with, or be obligated or privileged to inquire into the necessity or expediency of any act of the Creditors Trustee, or to inquire into any other limitation or restriction of the power and authority of the Creditors Trustee, but as to any party dealing with the Creditors Trustee in any manner whatsoever in relation to the Property, the power of the Creditors Trustee to act or otherwise deal with said Properties shall be absolute.

         7.06.4 All costs, expenses and obligations incurred by the Creditors Trust or the Creditors Trustee in administering this Creditors Trust or in any manner connected, incidental or related thereto shall be a charge against the Property and shall be paid or reserved for prior to a distribution to the Creditors who are beneficiaries of the Creditors Trust. The Creditors Trustee and any attorneys or other professionals employed by them shall receive reasonable compensation for their services rendered, based upon a reasonable hourly rate and expenses incurred in the administration of the Creditors Trust. Such compensation shall be deemed earned from the commencement of the Creditors Trust, and shall be a charge against and paid out of the Property on the same basis as other costs, expenses and obligations of the Creditors Trust. All such costs, expenses and obligations incurred or assessed against the Creditors Trust shall be subordinate to the interests of the Class 1 Creditor and shall be payable only after compliance with the budget process described in 5.01(b).

         7.06.5 The Creditors' Trustee shall keep an accounting of receipts and distributions, which shall be open to any Creditor at all reasonable times.

         7.06.6 The Creditors' Trustee shall be responsible for making the distributions to Creditors as described in Article V herein. The Trustees shall maintain a reserve fund of no less than $25,000, unless otherwise ordered by the Bankruptcy Court, which shall be available to cover all expenses and costs associated with carrying out the provisions of the Creditors Trust and this Plan. The balance of the reserve funds shall be included in the final disbursement to Creditors prior to termination of the Creditors Trust.

         7.06.7 No recourse shall ever be had, directly or indirectly, against the Creditors Trustee personally or against the Creditors who are beneficiaries of the Creditors Trust or any of them or against any employee of or professional retained by the Creditors Trustee, by legal or equitable proceedings or by virtue of any statute or otherwise, on any deed of trust, mortgage, pledge, note, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by such persons or entities, for any purpose authorized by this Creditors Trust, it being expressly understood and agreed that all such liabilities, covenants, and agreements of such persons or entities, whether in writing or otherwise, under this Creditors Trust shall be enforceable only against and be satisfied only out of the Property or such part thereof as shall under the terms of any such agreement be liable therefor or shall be evidence only of a right of payment out of the income, proceeds and avails of the Property, as the case may be.

         7.06.8 The Creditors Trustee shall not be liable for any act they may do or omit to do as Creditors Trustee hereunder while acting in good faith and in the exercise of their business judgment, and the fact that such act or omission was advised, directed or approved by an attorney acting as attorney for this Creditors Trust, shall be conclusive evidence of such good faith and good judgment; nor shall the Creditors Trustee be liable in any event except for their own gross negligence or willful default or misconduct.

         7.06.9 The initial Creditors Trustee shall be Stephen T. Melton. Any Creditors Trustees may resign at any time by filing written notice with the United States Bankruptcy Court for the Northern District of Texas and such resignation shall be effective upon the date provided in such notice. Upon resignation or termination as set forth below, the Creditors Trustee shall determine and be paid the amount of unpaid compensation owing to the Creditors Trustee. Mr. Melton will disclose his compensation on hearing of Confirmation of the Plan.

         7.06.10 In case of the resignation of a Creditors Trustee, a successor Creditors Trustee shall thereupon be appointed by an instrument in writing, signed and acknowledged by the designated representative of Bank of America (initially, Mr. Mark Henze), or his successor officer and delivered to the resigning Creditors Trustee. Said successor Creditor Trustee shall thereupon be vested with all the Property, rights, privileges, powers and duties of the Creditor Trustee named herein. Each succeeding Creditors Trustee may in like manner resign and another may in like manner be appointed in his place. In the event of the death or inability to act of a Creditors Trustee, a successor Creditors Trustee shall be selected by the Bank of America representative and such successor Creditor Trustee shall be vested with all the rights, privileges, powers and duties of his predecessor. Immediately upon appointment, any successor Creditor Trustee shall file a notice of his/her appointment with the Bankruptcy Court together with an affidavit of disinterestedness.

         7.06.11 This Creditors Trust shall be effective as of the Effective Date and shall remain and continue in full force and effect until the earlier of the following: (1) the indebtedness of the Debtors to all Creditors has been paid or satisfied in accordance with the provisions of the Plan, or (2) the Property vested in the Creditors Trust has been wholly converted to cash and all costs, expenses and obligations incurred in administering this Creditors Trust have been fully paid and discharged and all remaining income, proceeds and avails of the Property have been distributed to Creditors. The Trustees will make continuing efforts to dispose of the Property, make timely distributions and not unduly prolong the duration of the Creditors Trust. Notwithstanding anything contained herein, the Creditors Trust shall terminate not later than twenty-one years after the Effective Date. Upon termination of the Creditors Trust, or at such other time as may be required by the Bankruptcy Court or applicable law, the Creditors Trustee will file with the Bankruptcy Court a final account and a motion seeking the entry of a final decree closing these Chapter 11 Cases.

         7.06.12 The Creditors Trustee shall use reasonable efforts to cause to be prepared and filed on behalf of each Post Confirmation Debtor any necessary federal, state or local tax returns for fiscal year 2000 and any preceding years for which no such tax returns have been filed. The Creditors Trustee shall use his reasonable judgment in determining which tax returns are necessary; provided however, that in the event that said returns are not filed within 60 days after the Effective Date, then the Consummation of the Plan Date as to the applicable Post Confirmation Debtor shall be extended by the number of days required to file such tax returns beyond said 60 day period. The Creditors Trustees shall be authorized to execute and file on behalf of the Debtors and the Creditors Trust all state and federal tax returns required to be filed under applicable law and to pay any taxes due in connection with such returns.

                                  ARTICLE VIII

                         TREATMENT OF THE TARGET DEBTORS

         8.01 Continued Corporate Existence and Future Governance. If HFG elects to receive Plan Shares under the Plan in payment of its Allowed Administrative Expenses Claim, then the following provisions of the Plan shall apply:

                  (a) Each of the Target Debtors' corporate existence shall continue post confirmation. The respective states of incorporation of each Post Confirmation Debtor will be changed from their state of incorporation to the State of Delaware by means of a merger with and into a Delaware corporation formed for the purpose of effecting such reincorporation merger. Subsequent to the reincorporation mergers, Global will be known as "Shepherd Food Equipment, Inc. Acquisition Corp.", Hospitality will be known as " Hospitality Companies, Inc. Acquisition Corp.", Nor-tex will be known as "Nor-tex Distributing, Inc. Acquisition Corp.", Precision will be known as "HCI Acquisition 1998-2, Inc. Acquisition Corp.", Relco will be known as " Shackelford, Incorporated Acquisition Corp." and Spener will be known as "HCI Acquisition 1998-1, Inc. Acquisition Corp." Each Post Confirmation Debtor will continue its corporate existence as a Delaware corporation and will be governed by the General Corporation Law of Delaware, its Delaware Certificate and its Delaware Bylaws Each Post Confirmation Debtor shall be responsible for any and all costs or liabilities that it incurs from and after the Confirmation Date.

                  (b) The Post  Confirmation  Debtors,  upon Consummation of the
         Plan,   will  not  have  any   liability   for  any   pre-petition   or
         pre-confirmation debts or liabilities of any of the Debtors or obligations of the Creditors Trust other than issuance of the Plan Shares as provided herein. The Creditors Trust shall not have any liability for any debts or liabilities of the Post Confirmation Debtors to any entity which arise post-confirmation and/or as a result of or in connection with the recapitalization contemplated by the Plan. In the event that any such debts or liabilities of the Post Confirmation Debtors which arises post-confirmation are asserted against the Creditors Trust the Post Confirmation Debtors shall be liable for the payment of such debts and shall indemnify the Creditors Trust from any costs or liabilities incurred by the Creditors Trust as a result of the activities of the Post Confirmation Debtors, reimbursement for such costs and liabilities being paid to the Creditors Trust as same are incurred.

                  (c) The Delaware Certificates differ from each of the Target Debtors current charters in certain respects. The Delaware Certificates authorize the issuance of 40,000,000 shares of common stock. Copies of the proposed Delaware Certificates and Delaware Bylaws will be supplied by HFG to the Target Debtors' attorney at least 10 days prior to the hearing on confirmation and may be obtained by contacting the Target Debtors' attorney. The officers of each Post Confirmation Debtor will take all corporate action necessary to adopt the Delaware Certificates and the Delaware Bylaws following the Confirmation Date.

                  (d) The entry of the Confirmation Order will be deemed to meet all necessary shareholder approval requirements under any applicable law of the respective states of incorporation of each Target Debtor and Delaware law necessary to complete the reincorporation mergers. Any restrictions set forth in section 1123 (a)(6) of the Bankruptcy Code as to preferred stock and non-voting equity will be incorporated into the Delaware charters. Each officer of each Post Confirmation Debtor will be authorized to file all necessary documentation to effectuate the transactions contemplated by the Plan.

                  (e) In addition to meeting any shareholder approval requirements set forth in the applicable provisions of the General Corporation Law of Delaware, any amendments, modifications, restatements or other changes with respect to the Delaware Certificates of any Post Confirmation Debtor following the Effective Date and prior to the completion of the reverse merger or acquisition transactions, including any reverse common stock splits, shall also be approved by a majority of the Plan Shares.

                  (f) Timothy P. Halter, the sole shareholder, officer and director of HFG, will serve as the initial sole director and officer of each Post Confirmation Debtor.

         8.02 The Reverse Merger or Acquisition.

                  (a) Although none of the Post Confirmation Debtors will have any significant assets or operations, they will each possess a shareholder base which makes them attractive acquisition or merger candidates to operating privately-held corporations seeking to become publicly-held. Such merger or acquisition transactions are typically referred to as "reverse mergers" or "reverse acquisitions." The terms "reverse merger" or "reverse acquisition" as used in this Plan are intended to permit any kind of business combination, including a stock exchange, which would benefit the shareholders of a Post Confirmation Debtor by allowing them to own an interest in a viable, operating business enterprise.

                  (b) Each Post Confirmation Debtor shall complete a reverse merger or acquisition transaction by its applicable Consummation of the Plan Date. In the event that a Post Confirmation Debtor does not complete such a transaction by its Consummation of the Plan Date, all of the outstanding Plan Shares for such Post Confirmation Debtor shall be canceled and the holders thereof will receive no payment or other distribution of any kind for such Plan Shares and the discharge to be issued under section 1141 of the Bankruptcy Code will not occur. .

                  (c) As to each Post Confirmation Debtor, the terms and conditions of the proposed reverse merger or acquisition transaction shall be approved by the majority of the members of the board of directors of such Post Confirmation Debtor. No vote by the shareholders of such Post Confirmation Debtor shall be required. Except as otherwise set forth in the Plan, any matters presented to the shareholders of any Post Confirmation Debtor prior to the completion of the reverse merger or acquisition shall be approved by shareholders in a manner consistent with applicable law.

         8.03 Distribution of the Plan Shares.

                  (a) Each Post Confirmation Debtor will issue a sufficient number of Plan Shares to meet the requirements of the Plan. Such number is estimated to be approximately 500,000 Plan Shares of each Post Confirmation Debtor. The Plan Shares shall all be of the same class. The Plan Shares will be issued by each Post Confirmation Debtor as soon as practicable after the Creditors Trustee has (i) determined all Allowed Class 2 General Unsecured Claims and calculated the exact number of Plan Shares to be issued to HFG and the holders of Allowed Class 2 General Unsecured Claims and (ii) delivered to HFG the list described in Section 8.03(b) below. Plan Shares of each Post Confirmation Debtor will be issued to HFG in exchange for the release of its rights to an Administrative Claim and an Unsecured Claim and for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan. The remaining Plan Shares of each Post Confirmation Debtor will be issued to holders of Allowed Unsecured Claims on a pro rata basis. One full share will be issued in lieu of any fractional share. The Creditors Trust shall bear the cost of the claims allowance process. The Post Confirmation Debtors shall bear the cost of issuing the Plan Shares

                  (b) Each Post Confirmation Debtor, in its sole discretion, may issue Plan Shares in multiple phases prior to the completion of the claims allowance process, upon receipt of the following information to be delivered by the Creditors Trustee to the Post Confirmation Debtors no later than 90 days prior to the Effective Date:

                           (i) a  listing  of the  holders  of  Allowed  General
                  Unsecured Claims and the amounts of such Claims.

                           (ii) a listing of those holders of General  Unsecured
                  Claims subject to objection and the amounts of their asserted Claims and the amount of recovery sought in any Debtors Action.

Such information will enable the Creditors Trustee and each Post Confirmation Debtor to properly take into account all asserted claims.

                  (c) Once a Post Confirmation Debtor has elected to issue the Plan Shares in multiple phases, the Creditors Trustee and such Post Confirmation Debtor will determine (i) the number of Plan shares to be issued to holders of Allowed Class 2 General Unsecured Claims not subject to objection and (ii) the approximate number of Plan Shares to be allocated for future issuance to holders of General Unsecured Claims subject to or likely to be subject to an objection or a Debtors Action. As soon as practicable after the Creditors Trustee and the Post Confirmation Debtor have made such determination, the Post Confirmation Debtor will issue the Plan Shares to the holders of Allowed Class 2 General Unsecured Claims not subject to objection. Holders of Unsecured Claims subject to objection will each receive their pro rata share of the Plan Shares allocated for future issuance as soon as practicable after resolution of the objection. The approximate number of Plan Shares allocated for future issuance to the holders of Unsecured Claims subject to objection or a Debtors Action is an estimate only and the number of Plan Shares actually received by such holder may differ from such number. Any portion of the Plan Shares allocated but not issued to a holder of an Unsecured Claim that is subject to an objection or Debtors Action, upon a determination of the actual amount of the Allowed Unsecured Claim, will be accumulated and issued pro rata to all Allowed General Unsecured Claim holders once all of the objections are resolved either by written agreement by and between the claimant and the Creditors Trustee or by a Final Order.

                  (d) In the event that any Post Confirmation Debtor shall at any time prior to the issuance of all of the Plan Shares (i) declare a dividend on its outstanding common stock in shares of its capital stock, (ii) subdivide its outstanding common stock, (iii) combine its outstanding common stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its common stock (including any such reclassification in connection with a consolidation or merger in which the Post Confirmation Debtor is the continuing corporation), then, in such case, the number of allocated but unissued Plan Shares shall be proportionately adjusted so that the holders of Allowed Class 2 General Unsecured Claims who have not yet received their pro rata portion of the Plan Shares shall each be entitled to receive the aggregate number of Plan Shares which if such holder had owned such shares immediately prior to the record date of such dividend, subdivision, combination or reclassification, such holder would be entitled to receive or own by virtue of such dividend, subdivision, combination or reclassification. Any portion of the Plan Shares allocated for, but not issued to holders of Class 2 General Unsecured Claims subject to unresolved objections and which are to be issued to holders of Allowed Class 2 Unsecured Claims pro rata shall be adjusted in the same manner.

                  (e) Notwithstanding anything contained in the Plan to the contrary, holders of Class 2 General Unsecured Claims that are subject to unresolved objections as of the date any matter is presented to the Plan Share holders for a vote by a Post Confirmation Debtor including the approval of a reverse merger or acquisition, after the Effective Date, shall not be entitled to vote thereon.

                  (f) The Plan Shares are issued to pre-petition unsecured creditors and to HFG pursuant to provisions of section 1145(a)(1)(A) of the Bankruptcy Code. The Plan Shares issued are not subject to any statutory restrictions on transferability, except those set forth in section 1145 of the  Bankruptcy  Code or otherwise  applicable  federal law. However, prior to the completion of a reverse merger or acquisition and certain required filings with the appropriate regulatory or other authorities to be made thereafter, there will be no established trading market for the Plan Shares. Moreover, to ensure compliance with section 1141(d)(3) of the Bankruptcy Code in order to secure discharge thereunder, the holders of the Plan Shares issued to holders of Allowed Class 2 General Unsecured Claims shall be enjoined by the Confirmation Order from trading Plan Shares until the completion of a reverse merger or acquisition so long as it is prior to the applicable Consummation of the Plan Date. To further assure that all applicable laws are otherwise complied with, the Confirmation Order will enjoin the trading, selling or assigning of Class 2 General Unsecured Claims from and after the Confirmation Date of the Plan up to the date of the issuance of Plan Shares of each of the Post Confirmation Debtors to specific creditors. HFG may transfer a portion of its Plan Shares prior to a reverse merger or acquisition in a private transaction without any restriction in a manner consistent with all applicable state and federal securities laws to a single transferee or group of transferees under common control. HFG may also transfer a portion of its Plan Shares prior to a reverse merger or acquisition in a private transaction without any restriction in a manner consistent with all state and federal securities laws to its employees and representatives. Any such transferee or group of transferees shall be subject to the same restrictions under the Plan as HFG. In any event, HFG may not transfer its responsibility to find a reverse merger or acquisition candidate and complete the tasks set forth in the Plan pertaining thereto. Any such transfer by HFG that does not comply with this section will be void. HFG will, depending upon the exact nature and form of the reverse merger or acquisition, most likely not exchange its shares since the most likely form of reverse merger or acquisition would be where shares of the acquisition target are exchanged for shares of common stock of the Post Confirmation Debtor, resulting in the target becoming a subsidiary of the Post Confirmation Debtor. However, if the form of the transaction requires the exchange of Plan Shares, such transaction would be registered, if so required by the Securities Act of 1933, as amended.

                  (g)  HFG  shall  be   responsible   for  assisting  each  Post
         Confirmation Debtor in identifying a potential reverse merger or reverse acquisition candidate. HFG shall be responsible for and pay each Post Confirmation Debtor's costs and expenses associated with the reverse merger or reverse acquisition transactions. HFG shall provide consulting services in connection therewith at its own cost, which may include: (i) preparing proposals involving the structure of the transactions; (ii) preparing the merger or stock exchange agreements; and (iii) preparing necessary documents to obtain the Plan Share holder approval described herein.

         8.04 Post Confirmation Date Reporting. The President of each Post Confirmation Debtor shall:

                  (a) upon completion of a reverse merger or acquisition prior to the Consummation of the Plan Date automatic expiration period for a specific Debtor, file a certificate of completion regarding the reverse merger or acquisition.

                  (b) forward to each Plan Share holder written confirmation of the completion of a reverse merger or acquisition transaction within 15 days after such completion; and

                  (c) forward notice of the per share market value of the Plan Shares within 15 days of the first trading date on a public market.

                                   ARTICLE IX

                        PROVISIONS GOVERNING DISTRIBUTION

         9.01 Distributions. Any payments or distributions to be made by the Creditors Trustee pursuant to the Plan shall be made to the holders of Allowed Claims and Allowed Administrative Expenses. Any payments or distributions to be made by the Creditors Trustee pursuant to the Plan shall be made on the Initial Distribution Date except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court. Any payment or distribution by the Creditors Trustee pursuant to this Plan, to the extent delivered by the United States Mail, shall be deemed made when deposited by the Creditors Trustee into the United States Mail.

         9.02 Distributions to be Made by the Creditors Trustee. Distributions to be made to any holder of an Allowed Claim under the Plan shall be made by the Creditors Trustee.

         9.03 Means of Cash Payment. Payments of Cash to be made by the Creditors Trustee pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

         9.04 Delivery of Distributions. Distributions and deliveries to holders of Allowed Claims shall be made at the addresses set forth on the proofs of Claim or proofs of interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or proof of interest is filed; or if the Debtor or the Creditors Trustee have been notified of a change of address, at the address set forth in such notice). All claims for undeliverable distributions shall be made on or before the second anniversary of the Initial Distribution Date. After such date, all Unclaimed Property shall revert to the estate for distribution of an additional Pro Rata Share pursuant to the Plan, and the Claim of any other holder with respect to such Unclaimed Property shall be discharged and forever barred.

         9.05 De Minimis Distributions. No distribution of less than twenty-five dollars ($25) shall be made to any holder of an Allowed Claim. The Creditors Trustee will retain such undistributed amount.

                                    ARTICLE X

                      PROCEDURES FOR RESOLVING AND TREATING
                         CONTESTED AND CONTINGENT CLAIMS

         10.01 Objection Deadline Unless a different date is set by order of the Bankruptcy Court, all Objections to Claims shall be served and filed no later than ninety (90) days after the Effective Date or ninety (90) days after a particular proof of Claim is filed, whichever is later. Any proof of claim filed more than thirty (30) days after the Effective Date shall be of no force and effect, shall be deemed disallowed, and will not require Objection. All Contested Claims shall be litigated to Final Order; provided, however, that the Creditors Trustee may compromise and settle any Contested Claim, subject to the approval of the Bankruptcy Court. Notwithstanding the foregoing, a Person who is found to have received a voidable transfer shall have thirty (30) days following the date upon which the order ruling that such transfer is avoidable becomes a Final Order in which to file a Claim pursuant to section 502(h) of the Bankruptcy Code in the amount of such avoided transfer.

         10.02 Responsibility for Objecting to Claims Except as set forth below, only the Creditors Trustee, on behalf of the Reorganized Debtor, may file Objections to Claims after the Effective Date of the Plan. On or after ninety
(90) days following the Effective Date, any party in interest may request in writing that the Creditors Trustee file an Objection to any Claim or Claims. Such request must include a detailed statement of the grounds for such Objection. If the Creditors Trustee declines or fails to commence such Objection within thirty (30) days after receipt of the written request therefor, the requesting party may seek an order of the Bankruptcy Court granting such party standing to prosecute such Objection for the benefit of the estate.

         10.03 Administration of Contested Claims

                  (a) No Distribution Pending Allowance Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

                  (b) Contested Claims Reserve. In determining the amount of distributions to be made under the Plan to holders of Allowed Claims, the appropriate distributions required by the Plan shall be made according to estimates and subject to the provisions of the Plan. To protect the interests of holders of Contested Claims, the Contested Claims Reserve shall be established. The Creditors Trustee shall fund the Contested Claims Reserve with Cash in an amount that represents the Pro Rata Share of the Cash that would otherwise be distributed to holders of Contested Claims if such Claims were Allowed.

                  (c) Distribution After Allowance. As soon as practicable after a Contested Claim becomes an Allowed Claim, the holder of such Allowed Claim shall receive a distribution in an amount equal to the aggregate of all the distributions that such holder would have received had such Contested Claim been an Allowed Claim on the Effective Date. Distributions to each holder of a Contested Claim, to the extent that such Claim becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which such Claim belongs. The Creditors Trustee shall have the right to make or direct the making of all interim distributions to the holders of Allowed Claims. No interest shall be paid on account of a Contested Claim that later becomes an Allowed Claim.

                  (d) Distribution After Disallowance. If and when a Contested Claim becomes a Disallowed Claim, the Pro Rata Share of the distributions to which each holder is entitled shall increase commensurately. Accordingly, the Creditors Trustee, in his sole discretion, shall have the right to make or direct the making of any subsequent distributions.

         10.04 Class 1 Creditor. Notwithstanding anything to the contrary contained in this Article X, no objection to the Class 1 Claim will be or may be filed, such claim having been previously allowed pursuant to the provisions of the Cash Collateral Order and proceedings in the Chapter 11 case.

                                   ARTICLE XI

                         EXECUTORY CONTRACTS AND LEASES

         11.01 General Treatment: Rejected The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Effective Date, all pre-petition executory contracts and unexpired leases to which the Debtors are a party, except for executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to Final Order of the Bankruptcy Court or (b) are the subject of a separate motion pursuant to section 365 of the Bankruptcy Code to be filed and served by the Debtor within ten (10) days before the commencement of the Confirmation Hearing.

         11.02 Bar to Rejection Damages If the rejection of an executory contract or an unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtor or their properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor by the earlier of (a) 30 days after the Confirmation Date or (b) such other deadline as the Court may set for asserting a Claim for such damages.

         11.03 Rejection Claims. Any Claim arising from the rejection of an unexpired lease or executory contract not barred by section 10.02 of the Plan shall be treated as a General Unsecured Claim pursuant to Article V of the Plan. Nothing contained herein shall be deemed an admission by the Debtor that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtor of any objections to such Claim if asserted.

                                   ARTICLE XII
                            RETENTION OF JURISDICTION

         12.01 Retention of Jurisdiction Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain jurisdiction of all matters arising in, arising under, and related to the Chapter 11 Case and the Plan, for the purposes of sections 105(a) and 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

                  (a) To hear and to determine any and all objections to or applications concerning the allowance of Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim or Equity Interest;

                  (b) To hear and determine any and all Fee Applications and any other applications for allowance and/or payment of other fees or expenses to be paid or reimbursed from the Debtor's estate under the Bankruptcy Code, and any and all objections thereto;

                  (c) To hear and determine pending applications for the rejection, assumption, or assumption and assignment of unexpired leases and executory contracts and the allowance of Claims resulting therefrom, and to determine the rights of any party in respect of the assumption or rejection of any executory contract or lease;

                  (d) To hear and determine any and all adversary proceedings, applications, or contested matters, including any remands from any appeals;

                  (e) To hear and to determine all controversies, disputes, and suits which may arise in connection with the execution, interpretation, implementation, consummation, or enforcement of the Plan or in connection with the enforcement of any remedies made available under the Plan;

                  (f) To liquidate any disputed, contingent, or unliquidated Claims;

                  (g) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                  (h)  To  enter  and  to  implement   such  orders  as  may  be
         appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

                  (i) To enable the Creditors Trustee to prosecute any and all proceedings which may be brought to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Creditors Trustee may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws, including causes of action, controversies, disputes and conflicts between the Debtor and any other party, including but not limited to, any causes of action or objections to Claims, preferences or fraudulent transfers and obligations or equitable subordination;

                  (j) To  consider  any  modification  of the Plan  pursuant  to section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (k) To enter and to implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate, or to enforce the terms and conditions of the Plan and the transactions contemplated thereunder;

                  (l) To hear and to determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and

                  (m) To enter a final decree closing the Chapter 11 Case.

                  (n) To supplement the order confirming the Plan to deny the Reorganized Debtor a discharge under Section 1141, if the conditions required to be met before the Consummation of the Plan Date are not met; to reopen any of the cases for the purpose of filing a certificate of completion to evidence compliance with the Consummation of the Plan requirements, which filing shall be deemed cause for reopening the respective case and shall be a re-opening regarding a Debtor's discharge; and to resolve disputes concerning the Plan Shares or the issuance of the Plan Shares and claims for disputed distributions.

         12.02 Abstention and Other Courts. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to the Chapter 11 Case, this section of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

         12.03 Nonmaterial Modifications.The Debtor may, with the approval of the Bankruptcy Court and without notice to holders of Claims and Equity
Interests, correct any nonmaterial defect, omission, or inconsistency in the Plan in such manner and to such extent as may be necessary or desirable. The Debtor may undertake such nonmaterial modification pursuant to this section insofar as it does not adversely change the treatment of the Claim of any Creditor or the interest of any Equity Interest holder who has not accepted in writing the modification.

         12.04 Material Modifications. The Debtor may propose modifications of this Plan in writing at any time before the Confirmation Date, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before the Initial Distribution Date, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modification.

                                  ARTICLE XIII

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         13.01 Discharge of Claims. If on or before the Consummation of the Plan Date, as defined in the Plan, a Post Confirmation Debtor has completed a reverse merger or acquisition, then such Post Confirmation Debtor will be discharged from all claims or other debts that arose before the Confirmation Date. Additionally, all persons who have claims against the Debtors which arise prior to the Confirmation Date shall also be prohibited from asserting such claims against the Creditors Trust or any of its property, except as provided in the Plan. The President of any Post Confirmation Debtor that has completed a reverse merger or acquisition prior to the Consummation of the Plan Date's automatic expiration period, shall file with the Bankruptcy Court a certificate of completion regarding the reverse merger or acquisition.

         13.02 Injunction. Except as provided in the Plan or Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability against the Target Debtors or an Interest or other right of an equity security holder in the Target Debtors are enjoined from taking any of the following actions on account of any such Claims, debts, liabilities or Interests: (1) commencing or continuing in any manner any action or other proceedings against the Post Confirmation Debtors, the Creditors Trust or any property of the Post Confirmation Debtors or the Creditors Trust;
(2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Post Confirmation Debtors, the Creditors Trust or any property of the Post Confirmation Debtors or the Creditors Trust;
(3) creating, perfecting or enforcing any lien or encumbrance against the Post Confirmation Debtors, the Creditors Trust or any property of the Post Confirmation Debtors or the Creditors Trust; (4) asserting against the Post Confirmation Debtors, the Creditors Trust or any property of the Post Confirmation Debtors or the Creditors Trust a set off, right or claim of subordination or recoupment of any kind against any debt, liability or obligation due to or from any of the Debtors; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Provided that a Post Confirmation Debtor completes a reverse merger or acquisition on or before the applicable Consummation of the Plan Date, then the holders of Claims against such Target Debtor shall be forever barred from asserting such Claims against such Post-Confirmation Debtor by virtue of the discharge granted under the Plan Additionally, upon the entry of the Confirmation Order, the following actions shall be enjoined: a) the transfer of any Class 2 General Unsecured Claim from and after the Effective Date, until the Plan Shares as to each Post Confirmation Debtor are issued to specific Allowed Class 2 Unsecured Claim holders; and b) the transfer of the Plan Shares of a Post Confirmation Debtor issued to specific Allowed Class 2 General Unsecured Claim holders under Section 1145 of the Bankruptcy Code, until such time as the reverse merger or acquisition is completed or the passing of the Consummation of the Plan Date as to such Post Confirmation Debtor.

         If the Consummation of the Plan Date as to a Target Debtor passes without the filing of the certificate of completion of a reverse merger or acquisition, the Plan Shares issued as to that Target Debtor will be deemed canceled as described in the Plan, and the discharge and injunction provisions, as to that Target Debtor only, shall be deemed dissolved without further order of the court.

         13.03 Settlement of all Intercompany Disputes and Claims to Consolidate the Debtors. The confirmation of this Plan will compromise and settle under Bankruptcy Rule 9019 any and all claims and causes of action by and between the Debtors and any party in interest concerning any allegations that the Debtors should be substantively consolidated or that the Debtors are the alter egos or instrumentalities of each other and hence each liable for the debts of the other.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.01 Severability Should the Bankruptcy Court determine that any provision of the Plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Debtor may modify the Plan in accordance with section 13.03 or 13.04 of the Plan, as applicable, so that such provision shall not be applicable to the holder of any Claim or Equity Interest.

         14.02 Setoffs The Debtor may, but shall not be required to, set off against any Class 2 Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever the Debtor may have against the holder of such Claim, including without limitation any claim relating to applicable net-operating-loss carry forwards, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim that the Debtor may have against such holder.

         14.03 Compliance with All Applicable Laws. If notified by any governmental authority that they are in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Debtor shall comply with such law, rule, regulation, or order; provided that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings and, if appropriate, an adequate reserve has been set aside on the books of the Debtor.

         14.04 Binding Effect. The Plan shall be binding upon, and shall inure to the benefit of, the Debtor, the holders of Claims and Equity Interests, and such Persons' respective successors and assigns.

         14.05 Governing Law. Unless a rule of law or procedure supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, or a specific choice of law provision is provided, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to conflicts of law.

         14.06 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

         14.07 Timing of Distributions. Any payment or distribution required to be made hereunder on a day other than a Business Day shall be due and payable on the next succeeding Business Day.

         14.08 Objection to Untimely Claims. This Plan incorporates an Objection to all Claims evidenced by a proof of Claim filed after the Bar Date, all of which Claims shall be Disallowed pursuant to the Confirmation Order, except to the extent the Court orders otherwise. Nothing in the Plan precludes a valid amendment of a timely filed proof of Claim.

         14.09 Exculpations. Neither the Debtor, the Creditors Trustee, nor any of their respective officers, directors, partners, employees, agents, or professionals (collectively, the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Case, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, except for an act, event, or omission constituting willful misconduct. In any action, suit or proceeding by any holder of a Claim or Equity Interest or other party in interest contesting any action by, or nonaction of, an Exculpated Party as not being in good faith, the losing party shall pay the reasonable attorneys' fees and costs of the prevailing party. As a condition of going forward with such action, suit, or proceeding at the outset thereof, the party(s) bringing the action shall be required to provide appropriate proof and assurances of their capacity to make such payments of reasonable attorneys' fees and costs in the event they fail to prevail.

Dated:   August 21    , 2000
       ---------------

                             Respectfully submitted,

                             HOSPITALITY COMPANIES, INC.


                             By:      /s/ Stephen T. Melton
                                      --------------------------------------
                                      Stephen T. Melton, President


                             HCI ACQUISITION 1998-1, INC. d/b/a RESTAURANT EQUIPMENT & SUPPLY CO., d/b/a SPENER RESTAURANT DESIGN


                             By:      /s/ Stephen T. Melton
                                      --------------------------------------
                                      Stephen T. Melton, President


                             HCI  ACQUISITION   1998-2,   INC.  d/b/a  PRECISION
                             STAINLESS FABRICATORS


                             By:       /s/ Stephen T. Melton
                                      --------------------------------------
                                      Stephen T. Melton, President


                             NOR-TEX DISTRIBUTING, INC.


                             By:      /s/ Stephen T. Melton
                                      --------------------------------------
                                      Stephen T. Melton, President


                             SHACKELFORD, INC. d/b/a RELCO REFRIGERATION CO.


                             By:      /s/ Stephen T. Melton
                                      --------------------------------------
                                      Stephen T. Melton, President


                             SHEPHERD FOOD EQUIPMENT, INC. d/b/a GLOBAL
                             SHEPHERD FOOD


                             By:      /s/ Stephen T. Melton
                                      --------------------------------------
                                      Stephen T. Melton, President